EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS COMPLETES $15 MILLION PRIVATE PLACEMENT

SAN DIEGO, CA –June 20, 2003 – Hollis-Eden Pharmaceuticals, Inc. (Nasdaq: HEPH) announced today that it has raised approximately $15 million in gross proceeds from the sale of approximately 1.3 million shares of newly issued Hollis-Eden common stock in a private placement at a price of $11.42 per share, which represents a 15% discount to a 15-day trailing average price of Hollis-Eden’s common stock. Hollis-Eden also issued to the investors four-year warrants to purchase in the aggregate up to approximately 200,000 shares of common stock having an exercise price of $15.45 per share. The investors are comprised primarily of institutional accredited investors.

The securities sold in this offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to successfully complete clinical trials and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, engaged in the development of products for the treatment of infectious diseases and immune system disorders.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the failure to successfully complete clinical trials, the Company’s future capital needs, the Company’s ability to obtain additional funding and required regulatory approvals, the ability of the Company to protect its intellectual property rights and to not infringe the intellectually property rights of others, the development of competitive products by other companies and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

Contact:
Dan Burgess	Brad Miles
Hollis-Eden Pharmaceuticals	BMC Communications
(858) 587-9333, ext. 409	(212) 477-9007